 Exhibit 23.3

July 15, 2020

We consent to the inclusion of our Report dated September 8, 2017 to Max Munn, Report dated May 8, 2020 to SteriLumen, Inc. Report dated June 8, 2020 to SteriLumen, Inc., letter dated May 11, 2020 and Report dated June 30, 2020 in the registration statement on Form S-1 of Applied UV, Inc. and the quotation or summarization of portions of such reports and letters in such registration statement.

Sincerely,

/s/ Matthew Hardwick

Matthew Hardwick, PhD

President/CEO

ResInnova Laboratories

8807 Colesville Rd

3rd Floor

Silver Spring, MD 20910